United States

Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2021

Alerus Financial Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39036	45-0375407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Demers Avenue

Grand Forks, North Dakota 58201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (701) 795-3200

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $1.00 par value per share	ALRS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Alerus Financial Corporation (the “Company”), the Board increased its size to 10 directors and appointed each of Janet O. Estep, Jill E. Schurtz and Mary E. Zimmer to the newly-created seats, effective immediately. On October 21, 2021, the Company issued a press release, attached as Exhibit 99.1, announcing the appointment of each of the new directors. Biographical information for each of the new directors is as follows:

Ms. Estep is an experienced executive with extensive knowledge of digital technology, electronic payments, strategic planning, mergers and acquisitions, product development, and sales, marketing, and risk management. Ms. Estep retired in 2019 as CEO of Nacha, the governing body for the US ACH payment network. Before joining Nacha, she served as Executive Vice President of U.S. Bank’s Transaction Services Division. Prior roles included leading the sales and marketing teams of Pace Analytical, as well as its major environmental lab location. Before these roles, Ms. Estep developed extensive technology knowledge through many field and headquarters positions with IBM, managing sales teams, and product development for both hardware and software. She received a B.A. in Economics and Psychology from St. Olaf College and currently serves on the board of ACI Worldwide, a global payments software provider, serving on its Nominating and Governance and its Audit/Risk Committees.

Ms. Schurtz is the current CEO and Chief Investment Officer of the St. Paul Teachers’ Retirement Fund Association (SPTRFA), where she is responsible for the $1.3B investment fund and the administration of $120M of annual pension benefits. Ms. Schurtz brings expertise in investment and portfolio management, retirement administration, investment banking, mergers and acquisitions, and sales and marketing management. She is a graduate of the United States Military Academy, West Point, and served seven years in the US Army, where she attained the rank of Captain. Following her military service, she received her JD from Columbia Law School. Prior to joining SPTRFA, Ms. Schurtz held CEO and COO roles at Robeco-Sage Investment Management, served as a director in Knight Equity Markets’ technical research group, was an attorney at Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates, and served as a vice president in investment banking at US Bancorp Piper Jaffray. She currently serves on the M.A. Mortenson Company Board of Directors, where she also chairs the investment committee. Ms. Schurtz also serves as a member of the West Point Association of Graduates Investment Committee.

Ms. Zimmer is a highly accomplished financial industry executive with extensive knowledge of wealth management, capital markets, strategic planning, client segmentation, and product development. Ms. Zimmer brings more than 35 years of experience in financial services, most recently serving as Regional President for Wells Fargo Advisors (WFA) wealth management business. In her role as Regional President, she led the Northern Region covering ten states across the Midwest and Northwest. Ms. Zimmer later launched and led WFA’s Diverse Client Segments team. Prior to Wells Fargo, she held leadership roles at Royal Bank of Canada (RBC) U.S. Wealth Management, including Head of International Wealth USA, Head of Wealth Management Services, and Chief Operating Officer/Chief Administrative Officer. Before beginning her wealth management career, Ms. Zimmer worked in public accounting as a licensed CPA at Arthur Young (now Ernst & Young). Ms. Zimmer received her B.A. in Business and Accounting at the University of Saint Thomas and her M.B.T. in Business Taxation at the University of Minnesota – Carlson School of Management.

The Board has determined that each of Ms. Estep, Ms. Schurtz and Ms. Zimmer is an independent director under the applicable listing standards of the Nasdaq Stock Market. As of the date of this filing, none of the newly appointed directors has been appointed to any committees of the Company. There are no arrangements or understandings between any of Ms. Estep, Ms. Schurtz or Ms. Zimmer and any other person pursuant to which any of them were appointed to serve on the Board. There are no transactions in which the Company is a party and in which any of the newly appointed directors has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Each of the new directors will participate in the Board’s standard non-employee director compensation arrangements, as described under “Corporate Governance and the Board of Directors—Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2021, which description is incorporated herein by reference, as such arrangements may be amended from time to time.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits

99.1	Press Release of Alerus Financial Corporation

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2021	Alerus Financial Corporation

By:	/s/ Randy L. Newman
Name:	Randy L. Newman
Title:	Chairman, Chief Executive Officer and President